Exhibit 10.63

VIRTUAL RADIOLOGIC PROFESSIONALS

INDEPENDENT PHYSICIAN AGREEMENT

This Independent Physician Agreement (“Agreement”) is made as of April 12, 2006 (the “Effective Date”), by and between VIRTUAL RADIOLOGIC PROFESSIONALS, LLC, a Delaware limited liability company (“Practice”) and Eduard Michel (“Physician”), sometimes referred to collectively as “the Parties.”

WHEREAS, Physician is an independent medical practitioner, specializing in the field of radiology;

WHEREAS, Practice is a professional medical practice that provides radiology interpretation and consultation services to remote locations primarily through one or more secure network connections;

WHEREAS, Practice provides its service under direct or indirect contract with radiology groups (“Customers”) for coverage for medical facilities (“Clients”);

WHEREAS, Practice also provides services directly to medical facilities (in such context, “Customers”);

WHEREAS, Practice typically provides evening and weekend coverage to its Customers, but also provides day coverage at its Customer’s request;

WHEREAS, Practice desires to engage Physician as an independent contractor in accordance with the terms and conditions of this Agreement; and

WHEREAS, Physician is agreeable to such engagement.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Provision of Services; Payments

1.1 Provision of Services. Physician shall provide on request professional radiology interpretation and consultation services, including preliminary and/or official interpretations (the “Services”), via Practice’s Radiologic Information System (RIS) and image hosting system or by such other means as Practice may provide from time to time. Physician agrees to provide diagnostic reports as set forth on Exhibit C. Physician may elect to produce a non-diagnostic report in response to a request if the Client has not provided requested information necessary for Physician to produce a diagnostic report. Commencing on the Start Date (“Start Date”) Physician shall provide the services during the coverage periods (“Coverage Periods”) as set forth in Exhibit A to this Agreement. Any modification or variation to the Start Date or Coverage Periods must be agreed in writing by Practice.

1.2 Payment for Services. In full consideration for all Services performed by Physician, Practice agrees to pay Physician the Professional Fees in the amounts and upon the times and terms set forth on Exhibit A to this Agreement. Practice shall make such payments to Physician via electronic funds transfer, directed to a U.S. account or accounts designated in writing by Physician from time to time, or via check through U.S. mail.

1.3 Licensing and Credentialing Fees. Practice also agrees to pay all fees, including initial application, renewal or similar fees, necessary to secure, re-establish or renew Physician’s right to practice in the states identified in Exhibit B and such other states for which Practice from time to time requests Physician to be licensed (collectively “License Fees”) and fees associated with obtaining staff membership, reading rights, or clinical privileges (collectively “Clinical Privileges”) with medical facilities for which Physician will provide Services (collectively “Credentialing Fees”); subject in each case to reimbursement in accordance with Section 6.3.b upon termination of this Agreement during the Initial Term.

2.	Professional Qualifications and Physician Independence

2.1 Professional Qualifications and Obligations. At all times during the Term of this Agreement (defined below), Physician: (a) shall maintain permanent residence in the United States (b) shall maintain Physician’s status as a board certified radiologist; (c) shall comply with the requirements of the American College of Radiology (“ACR”) relating to the provision of radiology and teleradiology services (d) shall be qualified and licensed to practice medicine in Physician’s jurisdiction of residence; (e) shall be continue to be qualified to be licensed to practice medicine in the states set forth in Exhibit B and become and remain so qualified and licensed in such other states for which Practice requests Physician to become licensed and qualified; (f) shall not be under current exclusion or sanction by any state or federal health care program, including Medicare or Medicaid, or in any non-U.S. jurisdiction with the exception or exclusion solely based on geographic location; (g) shall have passed and thereafter maintain Practice medical staff status and privileges (“VRP Privileges”); (h) shall be eligible for coverage under Practice’s medical liability insurance and for medical liability insurance for the jurisdictions in which medical practice is performed and in the site of residence of the Physician; and (i) shall not, without the prior written consent of Practice, perform any services from a location outside of the United States or a Territory thereof. Physician agrees to accept an appointment as a Rotating Member of the Practice’s Quality Assurance (QA) committee and to perform the periodically required attendant duties described in Practice’s Physician’s Manual, “Radiology Quality Assurance- Discrepancy Reports” available at Practice’s Radiologist Portal (“Radiologist Portal”) currently located at [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]. Practice will notify Physician of any future change in the URL for the Radiologist Portal.

2.2 Reporting Requirements. Physician shall inform the Practice’s President or Board of Managers in writing immediately of: (a) any charge or conviction whatsoever of violation of any law or ordinance of any local, county, state or federal jurisdiction; (b) any denial or revocation of membership in a state, county or local medical society; (c) any denial or relinquishment of staff membership, reading rights, or clinical privileges at any time; (d) the initiation of any disciplinary action or inquiry concerning Physician by a hospital or medical staff, state medical licensing authority or federal authority or program including Medicare; (e) any malpractice claim asserted against Physician or settled or adjudicated by or on behalf of Physician; (f) any voluntary or involuntary surrender, suspension, revocation or restriction of a state or federal narcotics controlled substance permit; (g) any voluntary or involuntary surrender, suspension, revocation or restriction of any professional license; (h) revocation of any professional board certification; (i) any action commenced or taken against Physician by any licensing or privileging authority; (j) the commencement or taking of any disciplinary action or inquiry whatsoever by any licensing authority, institution or professional society; or (k) any agreement or understanding by or between Physician and any licensing authority that Physician will not apply for license renewal in a jurisdiction.

2.3 Clinical Privileges; License Applications. Physician shall obtain a state medical license (“License”) and clinical privileges (“Clinical Privileges”) for each state or medical facility requested by the Practice within a reasonable time following Practice’s request. Practice agrees to provide Physician with reasonable assistance, including the preparation and submission of applications necessary to obtain Licenses and Clinical Privileges at each hospital, imaging center, or other medical facility designated by Practice in its sole judgment to permit Physician to provide Services at such facility. Physician shall furnish promptly upon request by Practice all documentation, information or verifications necessary for the preparation and submission of applications for Licenses and Clinical Privileges. Physician shall maintain each License and Clinical Privilege granted to Physician until Practice specifies that such License or Clinical Privilege is no longer required; which shall include fulfillment of any applicable Continuing Medical Education (“CME”) or similar requirements for each state in which Physician holds a License or at each facility where Physician holds Clinical Privileges. Physician shall relinquish a Clinical Privilege upon a request to do so by Practice or by the institution that granted the Clinical Privilege. Practice shall provide Physician with reasonable assistance with maintenance and tracking of CME requirements for each state in which Physician holds a License. Upon termination of this Agreement, Physician and Practice shall share the costs of expenses associated with Licensing and Credentialing as set forth on Exhibit A.

2.4 Medicare Identification and Qualification. Upon request by Practice, Physician shall enroll or maintain enrollment in Medicare and/or similar or comparable public or private third party payor programs, and shall provide Physician’s unique identifying number or similar identification to Practice to facilitate billing. Practice agrees to provide Physician with reasonable assistance in completing and maintaining such enrollments.

2.5 Compliance with Professional Standards. Physician shall perform all Services contemplated by this Agreement in accordance with the standards of professional ethics and practice as may from time to time be applicable to the fields of medicine and radiology, in the United States and in each of the states in which Physician holds a License, including standards promulgated from time to time by the American College of Radiology for the practice of radiology and teleradiology.

2.6 Reports. Physician covenants and agrees that all reports (“Reports”) rendered by Physician shall include all pertinent findings and clinical impressions, and shall be personally reviewed and signed by Physician; and that Physician will verbally communicate clinical findings to an attending physician where appropriate for patient care. Physician accepts responsibility for the contents of all such signed reports and communications.

2.7 Independent Contractor.

a. Physician is and shall at all times remain an independent contractor to Practice. Nothing in this Agreement shall create, or be construed to create, any relationship between Physician and Practice other than that of an independent contractor. Physician hereby consents to Practice identifying Physician among Practice’s independent contractor physicians on Practice’s, or Practice’s management company’s, website.

b. Physician’s obligations under this agreement relate primarily to the provision of Services during agreed Coverage Periods, participation in Practice’s quality assurance program and compliance with applicable state and federal laws and requirements for clinical practice at client facilities. This Agreement permits Physician to, and contemplates that Physician will, conduct any and all other personal, business or professional activities that are not expressly limited or conditioned by this Agreement.

c. Physician acknowledges that the Health Insurance Portability and Accountability Act of 1996 and related regulations (45 C.F.R. Parts 160 and 164) (“HIPAA”) and the Joint Commission

on Accreditation of Healthcare Organizations (“JCAHO”) require Practice to establish and follow written procedures pertaining to the protection of patient information and the provision of health care services. Physician further agrees to abide by Practice’s written procedures complying with applicable HIPAA and JCAHO requirements in order that Practice and Physician may fulfill their respective legal obligations under HIPAA and in order that Practice may maintain its JCAHO accreditation. Practice’s written procedures applicable to physician are located on the Radiologist Portal.

2.8 Obligation to Update. Upon Practice’s request from time to time, Physician shall provide certificates or other proof of continued compliance with Sections 2.1, 2.2 and 2.3 above, and shall provide Practice written notice of any change in such status, not less than 30 days prior to the effective date of such change.

2.9. Policies and Procedures. Physician agrees to abide by the policies and procedures set forth from time to time at the Practice’s Radiologist Portal, including those relating to network use and access, use and care of equipment, and operating procedures as may be revised by Practice from time to time.

2.10 Information Requirements: Privileges. In connection with the granting of VRP Privileges, Practice may request professional references from Physician and may require Physician to complete questionnaires or other documentation necessary for or related to VRP Privileges or Physician’s prospective Services. If Practice, in its sole judgment, is not satisfied with the information provided in such references, questionnaires or other documentation, Practice may, in its sole discretion, decline to grant VRP Privileges to Physician and terminate this Agreement.

2.11 Additional Information; References. Physician agrees to obtain annually a physical examination evidencing that Physician is not impaired from performing Services and to furnish the same to Practice’s Medical Director. Upon request by Practice, Physician shall obtain and thereafter maintain at least three cooperative personal references, and will obtain from time to time such additional personal or training references necessary for Physician to obtain Clinical Privileges. Practice will reasonably assist Physician to obtain the same.

3.	Financial Arrangements

3.1 Exclusive Billing. Practice shall bill for, collect from Practice’s customers and clients, and own all of the fees that are charged for Physician’s services and all related accounts receivable. Physician shall provide Practice, and at Practice’s request, its customers and clients with all information reasonably necessary to permit such billing in a timely and accurate manner. Physician shall be solely responsible for, and shall indemnify and hold Practice (and Practice’s clients) harmless from, any claims, liabilities and repayment obligations with respect to (a) the accuracy of Physician’s record of claims and (b) Physician’s compliance with federal and state laws (including but not limited to Medicare and Medicaid requirements) relating to the submission or assignment of such claims. Physician acknowledges and agrees that the right to bill and collect for Services shall be the exclusive right of Practice. Physician shall not bill Practice’s clients or their patients for Services provided.

3.2 Taxes; No Withholdings, Benefits. The Professional Fees set forth in this Agreement are inclusive of all applicable sales, use, gross receipts, excise, value-added, withholding, and other taxes that may be due based on Practice’s payments to Physician under this Agreement, all of which taxes shall be Physician’s sole obligation. Physician acknowledges and agrees that: (a) neither Practice nor any of Practice’s patients or clients will withhold on behalf of Physician pursuant to this Agreement any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any governmental body relating to Physician or make available to Physician any of the benefits afforded to employees of Practice or of Practice’s clients, and (b) all such withholdings and benefits, if any, are the sole responsibility of Physician.

4.	Patient Records and Information

4.1 Patient Record and Patient Information. All patient records pertaining to professional services shall remain the property of Practice’s Customers or Clients. Practice agrees that it shall cause its Customers or Clients to obtain patient consents and patient authorizations necessary for Physician to receive orders, images and other information necessary for Physician to render a Report. Physician shall comply with all requirements of HIPAA, and applicable laws of any U.S. state or Territory relating to the privacy, security, and administration of patient health information. Physician agrees to enter into, and thereafter comply with, any business associate or confidentiality agreements reciting such obligations, including training sufficient for Physician to demonstrate proper use, as may be required by Clients to permit access to a Client’s network and patient information.

4.2 Access to Books and Records. Physician and Practice shall each maintain all records in a form and for the period of time required by applicable laws. Physician and Practice shall make available to authorized agents of the Secretary of Health and Human Services (or other governmental authority) this Agreement, any amendments to this Agreement, and any books, documents or records belonging to Physician or Practice and any related entity that may be necessary to verify the nature and extent of any payments made to Physician or Practice hereunder. Any such access shall be in accordance with the written regulations established by the Secretary of Health and Human Services to the extent required by law. In the event that Physician or Practice is requested to disclose any books, documents, or records for the purpose of an audit or investigation of Services delivered under this Agreement, Practice or Physician shall notify the other of the nature and scope of the request and shall make all books, documents, or records so disclosed available to the other upon written request.

5.	Equipment.

5.1 Equipment.

a. Practice shall provide, at no cost to Physician:

(i)	HIPAA compliant computer equipment (“Practice Equipment”) suitable for Physician to perform the Services;

(ii)	installation and setup instructions for the Practice Equipment and reasonable technical assistance thereafter; and

(iii)	necessary patches, upgrades, and instructions required to maintain, the security, operation, and HIPAA compliance, of the Practice Equipment.

b. Physician shall:

(i)	obtain a primary and secondary network access connection meeting the requirements specified by Practice, provided that Practice shall reimburse Physician for the portion of the primary network connection as specified in Exhibit A;

(ii)	set-up and install the Practice Equipment according to the instructions provided by Practice;

(iii)	follow Practice’s direction regarding maintenance and operation of the Practice Equipment; and

(iii)	maintain the Practice Equipment in good order and repair and replace (at Practice’s cost) the Practice Equipment or any part of it that becomes worn out or obsolete. In addition, Physician is solely responsible for any physical damage to the Practice Equipment that occurs on Physician’s premises or otherwise while in Physician’s control.

5.2 Procedures for HIPAA Compliance. Physician shall comply with the procedures respecting use of Practice Equipment, including applicable HIPAA requirements, as are set forth at Practice’s Radiologist Portal. Physician shall not: (i) use the Practice Equipment for any purpose except the Provision of Services to Practice, or (ii) a utilize a network connection to provide services to third parties if that connection is being used for the provision of Services to, or for communication with Practice.

5.3 System Access. Practice will provide Physician with all necessary usernames and passwords to access studies for Clients who have granted Clinical Privileges.

6.	Term and Termination

6.1 Initial Term and Renewal. This Agreement shall have an initial term of two years from the Effective Date (the “Initial Period”). The Agreement shall automatically renew for subsequent one-year periods after the expiration of the Initial Period and each subsequent one year period (each a “Renewal Period”), unless earlier terminated pursuant to Section 6.2. The Initial Period and each Renewal Period, if any, are collectively referred to herein as the “Term.”

6.2 Termination; Suspension.

a. Termination Without Cause. Either party may terminate this Agreement without cause upon ninety (90) days prior written notice to the other.

b. Termination for Cause. Either party may terminate this Agreement for cause if the other party materially or repeatedly defaults in the performance of its obligations and has not cured such default within 30 days of receipt of a default notice specifying the default and the intention to terminate.

c. Automatic Suspension Upon the occurrence of any of the following events, each of which shall constitute a ground for termination for cause, then, without further action by either party, the provisions of Sections 1 of this Agreement shall be immediately suspended pending cure or termination in accordance with subparagraph b of this Section 6.2:

(i)	Physician’s License to practice medicine in any state or Territory of the United States is forfeited or restricted in any way;

(ii)	Physician’s Clinical Privileges with Clients are terminated, limited or restricted in any manner if, in Practice’s sole discretion, such termination, limitation or restriction would materially affect Physician’s ability to perform under this Agreement;

(iii)	Physician fails to comply with any requirement under Section 2.1;

(iv)	Physician becomes ineligible for continued malpractice insurance coverage pursuant to Article 7;

(v)	Physician is convicted upon trial or plea of the commission of any felony or of the commission of a misdemeanor related to the delivery of health care services or a moral turpitude;

(vi)	Physician is excluded or debarred from participation in any federally-funded health care program, including the Medicare or Medicaid programs, with the exception of ineligibility based solely on Physician’s geographic location; or

(vii)	Physician’s disability. For the purpose of this Section, “disability” means the inability of Physician to provide Services by reason of Physician’s illness or other physical or mental impairment or condition continuing for a period of thirty (30) calendar days; or

(viii)	If, in the reasonable judgment of Practice’s Medical Director, after consultation with Practice’s Quality Assurance Officer or Quality Assurance Committee, Physician (i) has failed to comply with the requirements of Section 2.5 and (ii) such failure had or may have had an adverse impact on patient care.

6.3 Consequences of Termination.

a. Return of Property and Confidential Information. In the event of termination for any reason, Physician shall return to Practice all property and Confidential Information (as defined in Section 8.1) received from Practice, Physician shall immediately cease using any passwords or other information provided by Practice for access to Practice’s or Practice Client’s information systems, and Physician shall return to Practice at Physician’s own expense the VR Workstation and any other equipment or software provided to Physician by Practice.

b. Reimbursement for Licensing and Credentialing Fees. In the event that, during the first 36 months following Physician’s Start Date (defined below), (a) Physician terminates this Agreement without cause, (b) Practice terminates this Agreement for cause, or (c) this Agreement is suspended and uncured pursuant to Section 6.2, then, in any such event, Physician shall reimburse Practice for out-of-pocket payments that Practice has made in payment of Licensing Fees and Credentialing Fees pursuant to Section 1.3 in accordance with the schedule set forth in Exhibit A.

7.	Insurance

7.1 Professional Liability Coverage. Practice agrees to have and maintain a policy of professional liability insurance naming Physician as an additional insured with coverages of at least the amount of One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) in the aggregate annually (the “Insurance”). The Insurance shall cover Physician for malpractice claims made during the term of this Agreement, based on conduct alleged to have occurred based on Services provided during the Term. Such coverage will apply only to the practice of medicine performed for Practice and specifically excludes any other practice of medicine or professional services that the Physician may engage in outside the Agreement. Physician agrees not to disclose the name of Practice’s insurance provider or the details of Practice’s insurance policy to any third party entity without the written authorization from an officer of the Practice. Physician agrees to obtain separate insurance coverage for medical services outside the scope of this Agreement that physician may provide for or on behalf of any third party.

7.2 Tail Coverage. Subject to the provisions of this Section 7.2, upon termination of this Agreement, Practice shall maintain or purchase medical malpractice coverage for a period after termination of this Agreement (“Tail”) insuring against claims made relating to services performed by Physician during the term of this Agreement. Practice and Physician shall share the costs of Tail Coverage as set forth in Exhibit A.

7.3 Separate Insurance. Physician agrees to provide certificate(s) of insurance (or other proof of coverage) to Practice, upon its request, for all policies carried by Physician relating to the practice of medicine or any other professional services conducted by Physician outside of this Agreement, and agrees to provide Practice thirty (30) days prior written notice of any change in, or termination of, such separate coverage.

8.	Confidentiality and Prohibition Against Competition

8.1 Confidential Information Defined. For purposes of this Agreement, “Confidential Information” means a “trade secret” within the meaning of 18 U.S.C. § 1839, subd. 3, and includes without limitation thereof all information about Practice’s clients, products, services, personnel, pricing, sales strategy, technology, trade secrets, methods, processes, research, development, finances, systems, techniques, accounting, purchasing and plans, including medical liability insurance policy. All information disclosed to Physician by Practice or to which Physician obtains access, whether marked as “confidential” or not, whether originated by Physician or by others (either prior to execution of this Agreement or thereafter), shall be presumed to be Confidential Information if it is treated by Practice as being Confidential Information or if Physician has a reasonable basis to believe it is Confidential Information.

8.2 Obligation of Confidentiality.

a. Except as required in connection with delivery of the Services hereunder, Physician shall not use or disclose to any person any Confidential Information for any purpose.

b. During the Term and for a period of two years following termination of this Agreement, Physician shall inform Practice of the identity and location of any entity to which Physician provides any services as an employee or independent contractor or in any other capacity if that entity can be reasonably considered to be a competitor to the Practice in the provision of interstate or international teleradiology. Physician acknowledges that the purpose of this information is to allow Practice to inform such entities that Physician is in possession of Confidential Information of Practice. Physician further acknowledges that Physician’s failure to supply the information required by this provision may make Physician personally liable for any use of Practice’s Confidential Information by those companies.

8.3 Noninterference with Existing Relationships. Physician agrees that during the Term and for a period of two years following termination of this Agreement, Physician will not directly or indirectly:

a. induce or attempt to induce any person who is employed by or otherwise engaged to perform services for Practice to cease working for Practice; or

b. induce or attempt to induce any customer, client, vendor, or supplier of Practice to cease doing business with Practice.

8.4 Prohibition Against Solicitation. Unless otherwise agreed in writing by Physician and Practice, Physician will be restricted in the practice of teleradiology for the specified periods indicated below.

a. During the term of this Agreement and for a period of one (1) year thereafter, Physician shall not, subject only to the exclusions set forth in subparagraph (d) hereof, directly or indirectly, engage or participate, either individually or as an employee, contractor, consultant, principal, partner, agent, trustee, officer, director or shareholder of a corporation, partnership or other business entity, in any business that provides radiology services through the internet, or through a network accessible to the internet, to health care providers located in the United States.

b. During the term of this Agreement and for a period of two (2) years thereafter, Physician shall not, directly or indirectly participate, either individually or as an employee, contractor, consultant, principal, partner, agent, trustee, officer, director or shareholder of a corporation, partnership or other business entity, in any business that provides radiology services through network or the internet to health care providers that are Practice Clients during the time of Physician’s employment or which the Practice identified to Physician or contacted for purposes of engaging Physician’s services.

c. During the term of this Agreement, Physician shall not engage in the provision of teleradiology services during any scheduled work shifts for anyone other than the Practice.

d. Nothing in this Section 8.4 to the contrary withstanding, Physician (i) may hold less than 1% of the outstanding capital stock of a corporation whose securities are listed on any national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System or traded on the over-the-counter market, and (ii) may practice medicine, including teleradiology, in any U.S. State on a local basis. For purposes hereof, “local basis” means (i) the provision of services to patients located within 50 miles of Physician’s principal residence by whatever means or (ii) less than 20% of the Physician’s work load involves the electronic transmission or transportation of radiographs using the means and instrumentalities of interstate commerce, including the internet. Physician may be employee or partner of a practice headquartered in Minnesota, and provide any form of radiology coverage: (1) as long as the practice also provides on-site services on a regular basis at each of the sites where teleradiology services are provided; and (2) Physician meets the other restrictions of this section 8.4d.

e. Practice may refuse during the period for which non-competition limitations apply to provide a list of hospital affiliations for Physician unless Physician is in compliance with the requirements of this Section 8 and reasonably evidences the same to Practice.

8.5 Blue Pencil Doctrine. Physician acknowledges that Practice has expended substantial time and expense in the acquisition, research and development of processes, technology, techniques and products that are unique to Practice or not generally known to others and which could be unfairly taken or used by others in competition with Practice, and further acknowledges that competition with Practice is not based strictly on geographical location. Accordingly, Physician agrees that the restrictions contained in this Article are reasonable. If the scope of the restrictions contained in this Article is too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or re-written so as to be enforceable to the maximum extent permitted by law.

8.6. Extension of Term. The period of time during which Physician is prohibited from engaging in certain activities or obligated to undertake certain actions pursuant to this Article shall be extended by the length of time during which Physician is in breach of this Agreement.

8.7. Effect of Prior Non-Competition Clauses. Physician represents and warrants that neither this Agreement nor Physician’s performance of services hereunder violates any other agreement to which Physician is a party, including any non-competition agreement in favor of such party.

9.	Warranties, Indemnification and Limitation on Damages

9.1 Disclaimer of Warranties. Except as otherwise expressly provided herein, all services or products provided by Practice are provided without warranty of any kind, whether express, implied or arising from custom, course of dealing or trade usage, any implied warranties of non-infringement, merchantability or fitness for a particular purpose.

9.2 Indemnification. Each party agrees to indemnify and hold the other harmless from any and all claims, liabilities, damages, taxes, fines, repayment obligations, or expenses, including court costs and reasonable attorney fees (collectively, “Claims”), arising from any act or omission by the indemnifying party or its employees or agents (excepting the indemnified party), or from the indemnifying party’s material breach of this Agreement. Without limiting the generality of the foregoing, Physician expressly agrees to indemnify and hold Practice harmless from any and all Claims arising from any other professional services provided by or on behalf of Physician or any other work Physician may engage in outside of this Agreement.

9.3 Limitation of Liability. Neither Practice nor Physician shall be liable for, nor shall any measure of damages include, any indirect, incidental, special, exemplary, punitive or consequential damages or amounts for loss of income, profits or savings, loss of data arising out of or relating to its performance or failure to perform under this Agreement, even if the party against whom liability is sought to be imposed has been advised of the possibility of such damages or loss; provided, however, that the limitations of liability set forth this paragraph shall not apply to (i) Practice’s failure to make payments to Physician for services rendered, (ii) Physician’s obligations set forth in Article 8, or (iii) the reciprocal obligations of indemnification set forth in Section 9.2.

10.	Miscellaneous

10.1 Force Maieure. Neither party shall be responsible for any damages, delay in performance or failure to perform by Physician or Practice, if caused by any act or occurrence beyond its reasonable control such as embargoes, changes in government regulations or requirements (executive, legislative, judicial, military or otherwise), acts of war or terrorism, power failure, electrical surges or current fluctuations, lightning, earthquake, flood, the elements or other forces of nature, delays or failures of transportation, or acts or omissions of telecommunications common carriers. In particular, without limitation, neither Physician nor Practice shall be responsible for any interruption in Services caused by an interruption in or failure of Internet services. Physician recognizes that any such Internet or network outage if lasting more than a single 10 hour work shift may, if Practice scheduling allows, be credited against Physician’s vacation time or may otherwise result in a prorated reduction in the contract minimum cash payment to the Physician.

10.2 Amendment. This Agreement may be amended only by a writing that is signed by both parties.

10.3 Assignment. Practice may, in its sole discretion, assign this Agreement to any entity that succeeds to some or all of the business of Practice through merger, consolidation, or sale of some or all of the assets of Practice, or any similar transaction. Physician acknowledges that the services to be rendered to Practice are unique and personal and therefore Physician may not assign any rights or obligations under this Agreement.

10.4 Successors and Assigns. Subject to Section 10.3, the provisions of this Agreement shall be binding upon the parties hereto, upon any successor or assign of Practice, and upon Physician’s heirs and the personal representative of Physician’s estate.

10.5 Waiver. Any waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by a party of the same or another provision of this Agreement. Any delay or failure by either Party to assert a right under this Agreement shall not constitute a waiver by said Party of any right hereunder, and either Party may subsequently assert all of its rights hereunder as if the delay or failure had not occurred. No waiver by Practice shall be valid unless in writing and signed by an authorized representative of Practice.

10.6 Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal, or unenforceable provision shall be deemed replaced by a provision that is valid, legal, and enforceable and that comes closest to expressing the intention of the parties.

10.7 Governing Law, Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without reference to the conflict of law provisions thereof. Any dispute, claim or controversy arising out of or related to this Agreement shall be resolved by binding arbitration by a single arbitrator in Minneapolis, Minnesota, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment upon the arbitration award shall be final, binding and conclusive and may be entered in any court having jurisdiction. If for any reason Physician performs Services under this Agreement outside of the United States, Physician agrees to submit to the jurisdiction of, be accountable to, and remain in compliance with, all applicable state and federal law, rules, regulations or executive orders of any U.S. or foreign government, agency or authority, and accreditation authorities including but not limited to the American College of Radiology.

10.8 Counterparts. This Agreement may be executed by facsimile signature and by either of the parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

10.9 Notices. All notices, requests, or other communications hereunder shall be in writing and either transmitted via facsimile, overnight courier, hand delivery or registered mail, postage prepaid and return receipt requested, to the parties at the address listed below their respective signatures or such other addresses as may be specified by written notice. Notices shall be deemed to have been given when received or, if delivered by registered mail, five days after posting.

10.10 Equitable Relief. The parties acknowledge that their remedies at law for any breach or threatened breach of this Agreement may be inadequate. Therefore, a party shall be entitled to seek injunctive and other equitable relief restraining a party from violating this Agreement, in addition to any other remedies that may be available to it under this Agreement or applicable law.

10.11 Entire Agreement. This Agreement, including any attached Exhibits, schedules and appendices (which are hereby incorporated into the Agreement), constitutes the entire agreement between the parties hereto with respect to its subject matter and there are no other representations, understandings or agreements between the Parties relating to such subject matter.

10.12 Services Provided Prior to Effective Date. Except with respect to compensation, the Parties acknowledge that any Services provided by Physician prior to the Effective Date of this Agreement are covered by the terms herein. Physician acknowledges that any compensation owed for Services performed prior to the Effective Date of this Agreement shall be covered, if at all, by separate agreement.

10.13 Survival. The provisions of this Section, Sections 2.4, 4, 6.3, 7.2, 8, 9 and 10 shall survive termination of this Agreement for any reason.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

VIRTUAL RADIOLOGIC PROFESSIONALS, LLC, a Delaware limited liability company		EDUARD MICHEL

By:	/s/ Sean O. Casey	/s/ Eduard Michel
	Sean O. Casey, M.D., President	Eduard Michel, M.D.

Date:	4/12/06	Date:	4/12/06

Address: 5995 Opus Parkway, Suite 200 Minneapolis, MN 55343-9058 Main: 952-392-1100 Fax: 952-943-2401 www.virtualrad.net

EXHIBIT A

COMPENSATION AND COVERAGE PERIODS

I.	Compensation

Structure

Practice’s compensation system allows each Physician the flexibility to choose at the inception of his or her engagement by Practice the committed number of hours that Physician will work on a yearly basis, and allows each Physician the opportunity to earn a bonus based upon the number of interpretations performed each quarter.

The compensation table below is based on a full time equivalent to private practice of 2,200 hours. Physician’s actual compensation will be that percentage of the Annual Base Compensation per tier as is set forth below in the Compensation Chart (“Compensation Chart”) determined by the number of hours Physician has agreed to work on a yearly basis (the “Elected Base Compensation”). Elected Base Compensation begins immediately upon Physician’s Start Date.

[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Hours; Base Salary

Physician elects to work the following number of hours per year:	2200 hours

Physician shall receive Elected Base Compensation equal to the following percentage of Annual Base Compensation per tier:	100%

Physician’s Adjusted Quarterly Final Reads are:	[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] Reads.

Physician’s Adjusted Annual Final Reads are:	[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] Reads.

Physician shall receive 1/12th of Elected Base Compensation per month no later than the 10th business day of each month. If Physician commences work after the first day of the month, or provides coverage for less than the entire calendar month, payment will be prorated to reflect the total number of days worked at a rate reflecting the daily rate multiplied by the total number of days worked in that month.

Bonus

Physician is eligible to earn a quarterly bonus payment (“Bonus Payment”) calculated as follows: For each additional [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] Final Reads performed by Physician during a calendar quarter that exceed the number of Adjusted Quarterly Final Reads applicable to Physician’s tier, Physician shall receive a payment equal to the amount of the Annual Base Compensation, and without adjustment for Elected Base Compensation, as set forth in the Compensation Chart divided by 4 and multiplied by 2 percent (2%). Bonus Payments will be paid within fifteen days following the last day of each calendar quarter. Bonus Payments shall not be prorated for any reason.

Practice reserves the right to change the Compensation Chart, and tier and bonus requirements upon 90 days prior written notice to Physician.

Network Connection Reimbursement.

Practice shall periodically reimburse Physician for recurring expenses associated with Physician’s primary network connection used solely to provide Services under this Agreement. Practice shall make payment to Physician against Practice’s receipt of reasonable documentation supporting the amount requested. Practice shall not provide reimbursement for any portion of Physician’s secondary network connection.

Amounts reimbursable to Physician shall not exceed $250.00 per month.

II.	Coverage Periods; Additional Hours; Start Date

Coverage Periods.

For purposes of this Agreement, “Coverage Periods” mean the “Scheduled Hours” shown below for every week of a calendar year beginning on Physician’s Start Date and includes any “Unscheduled Committed Hours.” Unscheduled Committed Hours mean the difference, if any, between the total number of Scheduled Hours in a calendar year and the total number of hours per year that Physician has agreed to work. Additional Hours means hours that the Physician may work beyond the Coverage Period hours.

Scheduled Hours (CST/CDT Only)

8:00AM – 6:00PM	8:00AM –6:00PM	*	*	8:00AM – 6:00PM	8:00AM – 6:00PM	8:00AM – 6:00PM

Thursday	Friday	Saturday	Sunday	Monday	Tuesday	Wednesday

*	As part of scheduled and back-up coverage Physician shall work up to six weekends each year, including at least one three-day holiday weekend, at a schedule mutually determined between Practice and Physician. Above Physician’s required Hours Per Year, Physicians weekend Services shall be considered Back-up Coverage.

To the extent of any Unscheduled Committed Hours, Practice will propose to Physician at least thirty days prior to the commencement of a month a schedule for Physician’s Unscheduled Committed Hours for that month, provided that Physician’s total continuous Coverage Period shall never exceed 12 hours. Unless otherwise agreed, each such proposal will be for a minimum of 4 hours and a maximum of 10 hours. Physician agrees to promptly accept or reject the proposal. If Physician rejects the proposal, Practice will submit an alternate proposal, which shall promptly be accepted or rejected by Physician. If Physician rejects both proposals, Practice shall not be obligated to make further proposals, and may assess a prorated charge against Base Compensation otherwise due for the month unless Practice and Physician agree to Additional Hours during the current or a future month.

Unscheduled Time

Physician agrees to be available to provide Services during the Scheduled Hours for a total of 44 weeks during the Initial Period, 42 weeks during the First Renewal Period, and 40 weeks per year thereafter. The parties shall mutually schedule non-working weeks at least three months in advance of the desired non-working week. Up to two weeks of non-working days may be transferred to a successive year, otherwise all unused non-working days shall be considered to be declined by Physician if not scheduled at least three months before the next agreement anniversary date.

In addition, Physician may pre-arrange with Practice for five of the six following Federal Holidays to be Unscheduled Time: Labor Day, Memorial Day, Thanksgiving Day, Christmas Day, New Year’s Day and Fourth of July.

Additional Hours

Physician may propose to Practice that Physician work Additional Hours for the purpose of fulfilling a monthly requirement for Unscheduled Committed Hours, to satisfy any tier requirement for Final Reads, or for Bonus reads. Practice shall use reasonable efforts to accommodate Physician’s request. Additional Hours shall not be separately compensated on an hourly basis, but all Final Reads performed during Additional Hours shall be calculated for purposes of tier placement and Bonus.

Back-up Coverage

Physician shall provide Back-up Coverage of up to twenty-one days per year in addition to Physician’s normally scheduled coverage periods. Back-up Coverage will be scheduled as mutually agreed between Physician and Practice. Unless otherwise agreed, each Back-up Coverage Period will be for a minimum of 4 hours and a maximum of 12 hours. Practice will provide Physician quarterly with a proposed schedule of Back-up Coverage days one month prior to the beginning of the calendar quarter in which those Back-up Coverage days are scheduled. If Physician desires days or times other than those proposed by Practice, Physician must notify Practice within two weeks of receiving the proposed schedule and Practice and Physician agree to use their best efforts to choose mutually agreeable days and times. If Physician does not propose alternate days or times, the proposed schedule shall be considered accepted within two weeks of submission by Practice to Physician. Back-up Coverage days will include at most two Fridays, two Saturdays, two Sundays and one Holiday (unless otherwise agreed by Physician). A Holiday falling on a Friday, Saturday or Sunday will be count as both that particular weekend day and as a Holiday. Physician shall be available to read upon 30 minutes prior notice during periods of Back-up Coverage. Back-up Coverage periods will ordinarily be considered Additional Hours; provided, upon mutual agreement of Physician and Practice, Back-up Coverage may be exchanged for compensatory time to be applied against otherwise scheduled hours. Back-up Coverage will not be concurrent with Schedule Hours.

Start Date.

Physician’s Estimated Start Date is: July 1, 2006.

Physician’s Start Date shall occur on the Estimated Start Date shown above provided that Physician has received Licenses in a minimum of 10 states and has received Clinical Privileges at a minimum of 30 medical facilities. Practice will use best efforts to notify Physician 60 days prior to the Estimated Start Date if Practice anticipates that it is unlikely Physician will be able to obtain sufficient Licenses and Clinical Privileges by the Estimated Start Date. In such circumstances, Practice may reschedule the Estimated Start Date, or Physician may elect to commence at the Estimated Start Date at 50% of Elected Base Compensation, and corresponding schedule reduction, pending Physician’s receipt of necessary Licenses and Clinical Privileges. Physician and Practice shall cooperate fully to facilitate Physician receiving the necessary Licenses and Clinical Privileges.

III.	Tail Insurance

a. Where Physician’s Tail coverage is included in Practice’s annual premium of its malpractice policy and separate Tail coverage is not purchased (i.e. Physician will continue to be covered under Practice’s malpractice policy), the net cost of the Tail policy shall be the percentage of the total Tail Premium equal to the Physician’s net reads for the previous 12 months divided by the total reads performed by Practice for that 12 months. The ‘Tail Premium’ is the cost for Tail coverage stated in Practice’s then-current policy. The Tail cost shall be divided between Physician and Practice according to the schedule below.

If Agreement is terminated	Percentage of Tail payable by Physician**	Percentage of Tail payable by Practice
0-12 months from Start Date	0%	100%
12-24 months from Start Date	0%	100%
24-36 months from Start Date	0%	100%
More than 36 months from Start Date	0%	100%

**	Given Physician’s pre-existing tenure at Virtual Radiologic of more than 36 months, all Tail insurance costs have been waived.

b. Physician shall pay the cost of separate Tail Coverage purchased by Practice at Physician’s request.

c. Physician’s final payment for Services shall be reduced by the Physician’s assigned Tail cost. Where the final payment for services is not sufficient to cover the Physician’s assigned Tail cost, Physician shall reimburse Practice for such amount within 60 days following termination to prevent loss of Tail coverage. Physician understands that the above costs may represent an effective or liquidated cost to Practice for inclusion of Physician under Practice’s existing or future insurance policies.

d. Physician understands that the Tail only covers conduct alleged to have occurred based on Services provided under this Agreement. Physician is responsible for independently seeking insurance to cover conduct occurring after termination of this Agreement, and for services performed during the Term but outside the scope of this Agreement.

e. Where Physician’s Tail Coverage is included in Practice’s group medical malpractice policy, Practice shall provide Tail Coverage for a period of seven (7) years after termination of this agreement, provided that such coverage is commercially available from Practice’s carrier under Practice’s group medical malpractice policy. If seven (7) years of Tail Coverage is not commercially available from Practice’s carrier, then Practice shall provide coverage for the maximum length of time that is commercially available under its group medical malpractice policy.

IV.	Licensing and Credentialing Expenses.

Upon occurrence of any of the events set forth in Section 6.3.b of the Agreement, Physician will reimburse to Practice the Licensing Fees and the Credentialing Fees that Practice has paid on Physician’s behalf as set forth below:

If Agreement is terminated	Physician pays of cost of Licensing and Credentialing Fees***	Practice pays of cost of Licensing and Credentialing Fees
0-12 months from Start Date	0%	100%
12-24 months from Start Date	0%	100%
24-36 months from Start Date	0%	100%
More than 36 months from Start Date	0%	100%

***	Given Physician’s pre-existing tenure at Virtual Radiologic of more than 36 months, all Licensing and Credentialing Expenses have been waived.

EXHIBIT B

STATES

As of the date of this Agreement Physician holds a License to practice medicine in the following states:

CO	CT	FL	GA	IA

IL	KS	KY	LA	MA

MI	MN	MO	MT	NH

TN	TX	WA	WI	SC

NJ	NY	OH	PA

EXHIBIT C

Reporting Times

Physician will provide diagnostic reports as follows:

(i)	for ER coverage, all requested Preliminary Interpretations as promptly as reasonably possible, ordinarily within 30 minutes following receipt of all relevant images and history.

(ii)	for ER coverage, all requested Final Interpretations as promptly as reasonably possible, ordinarily within 30 minutes following receipt of all relevant images and history; provided in the event Physician cannot reasonably render a Final Interpretation within such time, Physician will render a Preliminary Interpretation within 30 minutes and thereafter furnish a Final Interpretation as promptly as reasonably possible, and in any case not longer than 24 hours.

(iii)	For non-ER coverage, all requested Final Interpretations within 24 hours following receipt of all relevant images and history; provided that, Physician will render Final Interpretations within 2 hours following receipt for customers designated by Practice.

ADDENDUM – COMPENSATION FOR ADDITIONAL SERVICES

THIS ADDENDUM to the Independent Physicians Agreement between Virtual Radiologic Professionals, LLC and Eduard Michel dated April 12, 2006, is made and entered into as of this twenty-second day of June 2006.

New item ‘f.’ is added to Exhibit A, section III as follows:

f. Practice agrees to pay any additional costs of medical malpractice insurance related to the provision of services, in addition to the costs associated with the insurance outlined in section 7.1 of the Agreement; provided however that Practice shall pay up to a maximum amount of $12,001.00 under this section f. during the life of the Agreement, and all amounts paid under this section f. are subject to the following repayment obligations: (a) if this Agreement is terminated or not renewed within 12 months of the effective date of this Agreement, then Physician shall return to Company 100% of the such costs; (b) if this Agreement is terminated or not renewed within 24 months of the effective date of this Agreement, then Physician shall return to Company 66% of the such costs; (c) if this Agreement is terminated or not renewed within 36 months of the effective date of this Agreement, then Physician shall return to Company 33% of the such costs. In each case Physician shall make such payment within 30 days of the date on which the Agreement is terminated or not renewed. Company may also elect to withhold the required amount from Physician’s final compensation payment.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

VIRTUAL RADIOLOGIC PROFESSIONALS, LLC, a Delaware limited liability company		EDUARD MICHEL

By:	/s/ Sean O. Casey	/s/ Eduard Michel
	Sean O. Casey, M.D. President	Eduard Michel, M.D.

Date:	6/27/06	Date:	6/27/06

Address: 5995 Opus Parkway, Suite 200 Minneapolis, MN 55343-9058 Main: 952-392-1100 Fax: 952-943-2401 www.virtualrad.net